EXHIBIT 23.1




INDEPENDENT AUDITORS CONSENT


We consent to the incorporation by reference in this Registration Statement of Altair Nanotechnologies Inc. on Form S-3 of our report dated March 11, 2003, appearing in the Annual Report on Form 10-K of Altair Nanotechnologies Inc. and its subsidiaries for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the uncertainty that Altair Nanotechnologies Inc. and its subsidiaries will be able to continue as a going concern) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE

Salt Lake City, Utah
June 10, 2003